EXHIBIT 99.1

                                                  NEWS

CONTACTS:
Investors:     William Kuser       (203) 573-2213
Media:         Mary Ann Dunnell    (203) 573-3034


CROMPTON AMENDS BANK CREDIT FACILITY AND EURIBOR LOAN

MIDDLEBURY, CONN., June 26, 2003 - Crompton Corporation (NYSE:
CK) announced that it has entered into amendments of its five-year domestic credit facility as well as its Euribor loan (55 million Euro) to provide additional short-term flexibility pending the closing of its previously announced transaction with General Electric Company. On June 19, 2003, Crompton announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transaction. The transaction is still subject to contractual conditions and other regulatory clearances and is expected to close in the third quarter.

The amendment of the five-year domestic credit facility modifies the leverage ratio covenant. In addition, Crompton will reduce the total amount available under the credit facility from $400 million to $300 million upon closing of the transaction with General Electric. A copy of the amendment is being filed with the U.S. Securities and Exchange Commission on Form 8-K. The amendment to the Euribor loan extends the maturity date from July 7, 2003 to September 30, 2003.

Crompton Corporation is a $2.5 billion producer and marketer of specialty chemicals and polymer products providing the solutions, service and value our customers need to succeed. Additional information is available at www.cromptoncorp.com.